Exhibit 10.20

AMENDMENT NO. 2

TO

SENIOR EXECUTIVE SEVERANCE AGREEMENT.

                                                The Ryland Group, Inc. (the "Company") and ______________ (the "Executive") amend the Senior Executive Severance Agreement dated as of January 14, 2000 (this “Agreement”).

Accordingly, the Agreement is amended as follows, effective December 7, 2011:

1.                                    Section 1.1 is amended in its entirety, as follows:

"1.1       Lump Sum Cash Payment.  On the 60th day following the Executive’s Separation from Service with the Corporation or any successor corporation, the Corporation or any successor corporation will pay the Executive an amount equal to the Executive’s unpaid, annualized base salary for the remainder of the year in which the Separation from Service occurs and a pro rata bonus through the date of Separation from Service.  Also, on the 60th day following the Executive’s Separation from Service with the Corporation or any successor corporation, the Corporation or any successor corporation will pay the Executive a lump sum cash payment equal to two (2) times the highest Annual Compensation (as hereinafter defined) for any of the three (3) calendar years immediately preceding the date of Separation from Service.  For purposes of this Section 1.1, the pro-rata bonus shall be an amount equal to the highest bonus earned by the Executive within the three (3) calendar years immediately preceding the date of Separation from Service, pro rated for the period served during the year in which the Separation from Service occurs.   Notwithstanding the preceding, should the payment made to the Executive in accordance with this Section be determined to be a payment from a nonqualified deferred compensation plan, as defined by section 409A of the Internal Revenue Code of 1986 as amended (the "Code") (e.g., payments for termination for Good Reason), this payment will be made on the date that is six months after the date of the Executive's Separation from Service.”

2.                                    The second sentence of Section 1.3 is amended in its entirety, as follows:

"Additionally, on the 60th day following Separation from Service, the Responsible Corporation shall pay to the Executive a lump sum cash payment equal to the value of coverage under the Company's executive life insurance program, personal health services allowance and health club benefit program for a period of two years.”

3.                                    The first sentence of paragraph 3 of Section 1.6 is amended in its entirety, as follows:

"Any cash payment under this Section shall be made on the 60th day following Separation from Service."

4.                                    A new second sentence is added to Section 2.3 as follows:

“Such general release and waiver must be executed, and the statutory period during which the Executive is entitled to revoke the release must expire, on or before the 60th day after the date of the Executive's Separation from Service, or the Executive will forfeit the right to any payment under this Agreement.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of December 7, 2011.

THE RYLAND GROUP, INC.	EXECUTIVE:

By:

Attest:

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